EXHIBIT 10.1
INSTRUMENT OF CONSENT
     The undersigned, Chair of the Compensation and Executive Development Committee of Lincoln Electric Holdings, Inc. (the “Company”), by authority delegated to me by the Board of Directors of the Company at a meeting held on November 30, 2005, hereby approves the Instrument of Termination of the Lincoln Electric Holdings, Inc. Deferred Compensation Plan (as amended and restated as of January 1, 2002), as amended, substantially in the form attached hereto, with such changes not contrary to the general tenor thereof as may be approved by any elected officer of the Company, such officer’s signature to be conclusive evidence of such approval.
December 22, 2005

Hellene S. Runtagh